                                                                    Exhibit 11.1

                          COMMUNICATIONS CENTRAL INC.

                  COMPUTATION OF HISTORICAL EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                             YEAR ENDED JUNE 30, 1996
                                 ------------------------------------------------------------------------------
                                            1997            1996            1995           1994            1993
                                 ------------------------------------------------------------------------------

Primary and fully diluted:
 Weighted average common stock
  outstanding during the period            6,101           6,055           5,714          3,100             441

 Net effect of dilutive stock
  options and stock warrants
  computed in accordance with
  the treasury stock method                    -               -             350            280               -


 Dilutive effect of common stock
  equivalents issued subsequent
  to NovemberE1,E1992 computed
  in accordance with the
  treasury stock method as
  required by the SEC(1)                       -               -               -            254             552
                                 ------------------------------------------------------------------------------
Total                                      6,101           6,055           6,064          3,634             993
                                 ==============================================================================


Net income (loss)                        $(8,406)       $(17,946)         $3,172         $2,779         $ 1,084
Less: Accretion on redeemable
 warrants                                      -               -               -           (144)           (202)
Less: Preferred stock dividends                -               -               -           (615)           (923)
Less: Accretion on redeemable
 preferred stock                               -               -               -           (985)         (1,355)
                                 ------------------------------------------------------------------------------
Net income (loss) available for
 common stock and common stock
 equivalents                             $(8,406)       $(17,946)         $3,172         $1,035         $(1,396)
                                 ==============================================================================
Per share amount                         $ (1.38)       $  (2.96)         $  .52         $  .28         $ (1.41)
                                 ==============================================================================


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.